Vantage Drilling Company Reports Second Quarter 2013 Results

HOUSTON, TX--(MARKET WIRE)-August 9, 2013 -- Vantage Drilling Company ("Vantage" or the "Company") (NYSE Amex: VTG) reports a net income for the three months ended June 30, 2013 of $4.2 million or $0.01 per diluted share as compared to a net loss of $10.0 million or ($0.03) per diluted share for the three months ended June 30, 2012.

For the six months ended June 30, 2013, Vantage reports a net loss of $20.7 million or ($0.07) per diluted shares excluding approximately $98.3 million of charges for the early retirement of debt as compared to a net loss of $11.2 million or ($0.04) per diluted shares for the six months ended June 30, 2012. Including charges for the early retirement of debt, the Company reported a net loss of $119.0 million or ($.039) per diluted share.

Paul Bragg, Chairman and Chief Executive Officer, commented, "We are very pleased to have had another strong operating quarter from our fleet. We have added additional backlog for the Tungsten Explorer and anticipate a successful commencement of operations in September. Since the quarter end, we have ordered another ultra-deepwater drillship, the Cobalt Explorer. The Cobalt Explorer is scheduled for a 3rd quarter 2015 delivery."

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of three ultra-deepwater drillships, the Platinum Explorer, the Titanium Explorer and the Tungsten Explorer as well as an additional ultra-deepwater drillship, the Cobalt Explorer, now under construction, and four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of eight owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700

Vantage Drilling Company
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Contract drilling services	$ 155,803	$ 99,683	$ 290,467	$ 204,681
Management fees	2,410	956	5,608	3,678
Reimbursables	12,424	4,486	21,563	28,615
Total revenues	170,637	105,125	317,638	236,974
Operating costs and expenses
Operating costs	77,117	50,030	152,434	119,354
General and administrative	7,054	6,704	14,481	11,964
Depreciation	24,980	16,372	49,841	32,944
Total operating costs and expenses	109,151	73,106	216,756	164,262
Income from operations	61,486	32,019	100,882	72,712
Other income (expense)
Interest income	74	21	170	33
Interest expense and other financing charges	(51,255)	(36,172)	(110,917)	(72,935)
Loss on debt extinguishment	-	-	(98,327)	-
Other, net	988	216	1,889	861
Total other income (expense)	(50,193)	(35,935)	(207,185)	(72,041)
Income (loss) before income taxes	11,293	(3,916)	(106,303)	671
Income tax provision	7,077	6,061	12,682	11,827
Net income (loss)	$ 4,216	$ (9,977)	$ (118,985)	$ (11,156)

Earnings (loss) per share
Basic	$ 0.01	$ (0.03)	$ (0.39)	$ (0.04)
Diluted	$ 0.01	$ (0.03)	$ (0.39)	$ (0.04)

Vantage Drilling Company
Consolidated Balance Sheet
(In thousands, except par value information)

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 440,405	$ 502,726
Restricted cash	3,353	3,515
Trade receivables	107,876	119,452
Inventory	45,757	37,944
Prepaid expenses and other current assets	19,071	25,208
Total current assets	616,462	688,845
Property and equipment
Property and equipment	2,945,368	2,893,837
Accumulated depreciation	(226,134)	(176,331)
Property and equipment, net	2,719,234	2,717,506
Other assets
Investment in joint venture	32,359	31,320
Other assets	93,061	92,536
Total other assets	125,420	123,856
Total assets	$ 3,461,116	$ 3,530,207

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 58,126	$ 50,909
Accrued liabilities	75,065	123,484
Current maturities of long-term debt	47,250	31,250
Total current liabilities	180,441	205,643
Long-term debt, net of discount of $33,280 and $11,940	2,784,845	2,710,559
Other long-term liabilities	42,678	45,520
Commitments and contingencies
Shareholders' equity
Preferred shares, $0.001 par value, 10,000 shares authorized; none issued or outstanding	-	-
Ordinary shares, $0.001 par value, 500,000 shares authorized; 302,108 and 299,647 shares issued and outstanding	302	299
Additional paid-in capital	881,787	878,137
Accumulated deficit	(428,937)	(309,951)
Total shareholders' equity	453,152	568,485
Total liabilities and shareholders' equity	$ 3,461,116	$ 3,530,207

Vantage Drilling Company
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)
	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (118,985)	$ (11,156)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	49,841	32,944
Amortization of debt financing costs	6,588	7,438
Non-cash loss on debt extinguishment	6,070	-
Equity in loss of joint venture	256	-
Share-based compensation expense	3,652	4,420
Amortization of debt discount (premium)	1,835	(762)
Deferred income tax expense	764	1,860
Loss on disposal of assets	14	249
Changes in operating assets and liabilities:
Restricted cash	162	1,150
Trade receivables	11,576	(10,977)
Inventory	(7,814)	(9,256)
Prepaid expenses and other current assets	5,308	1,476
Other assets	(4,646)	1,357
Accounts payable	7,218	10,481
Accrued liabilities and other long-term liabilities	(58,946)	644
Net cash provided by (used in) operating activities	(97,107)	29,868
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(45,130)	(816,722)
Proceeds from sale of property and equipment	2	-
Net cash used in investing activities	(45,128)	(816,722)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of senior secured notes, net	775,000	837,000
Proceeds from issuance of term loan, net	344,750	-
Repayment of long-term debt	(1,013,374)	-
Debt issuance costs	(26,462)	(36,468)
Net cash provided by financing activities	79,914	800,532
Net increase (decrease) in cash and cash equivalents	(62,321)	13,678
Cash and cash equivalents-beginning of period	502,726	110,031
Cash and cash equivalents-end of period	$ 440,405	$ 123,709